Legg Mason Partners Equity Trust:
ClearBridge Aggressive Growth Fund

Changes in Registrant's certifying accountant
On August 14, 2017, KPMG LLP ("KPMG") resigned, at the request of ClearBridge Aggressive Growth Fund (the "Fund"), as the independent registered public accounting firm to the Fund, upon completion of the audit of the Fund's financial statements as of and for the fiscal period ended August 31, 2017 and the issuance of their report thereon, dated October 18, 2017. The Audit Committee of the Fund's Board of Trustees participated in, and approved, the decision to change the independent registered public accounting firm. KPMG's reports on the Fund's financial statements for the fiscal periods ended August 31, 2017 and August 31, 2016 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Fund's fiscal periods ended August 31, 2017 and August 31, 2016 and the subsequent interim period through October 18, 2017, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Fund's financial statements for such periods, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Fund's Board of Trustees approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the Fund's independent registered public accounting firm for the fiscal year ending August 31, 2018. The selection of PwC does not reflect any disagreements with or dissatisfaction by the Fund or the Board of Trustees with the performance of the Fund's prior independent registered public accounting firm, KPMG. During the Fund's fiscal periods ended August 31, 2017 and August 31, 2016, and the subsequent interim period through October 18, 2017, neither the Fund, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(v) of said Item 304).

The Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG to the Securities and Exchange Commission is filed as an exhibit hereto.